Exhibit 99.1

PRESS RELEASE

Contacts:

Derek Cole

Vice President, Investor Relations

720.540.5367

dcole@allos.com

Interim Response and Safety Analyses Support Continuation of Allos Therapeutics’
Pivotal Phase 2 PROPEL Trial of PDX in Patients with Peripheral T-Cell Lymphoma

PROPEL Enrollment Ahead of Schedule with Completion Expected Q2 2008

Westminster, CO, September 24, 2007 — Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced the completion of pre-planned interim analyses of patient response and safety data from the Company’s pivotal Phase 2 PROPEL trial of PDX (pralatrexate) in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL).  Results of the interim analysis of patient response data exceeded the pre-specified threshold for continuation of the trial, which required a minimum of four responses (complete or partial) out of the first 35 evaluable patients, as determined by independent oncology review.  In addition, an independent Data Monitoring Committee (DMC) completed an interim analysis of the safety data from the first 35 evaluable patients and recommended that the trial continue per the protocol.  No major safety concerns were identified by the DMC.

In accordance with the trial protocol, the DMC will conduct another interim analysis of safety data from the first 65 evaluable patients.  The Company expects to report the outcome of the 65-patient safety analysis by the end of 2007.  Additionally, the Company now expects to complete enrollment in the PROPEL trial in the second quarter of 2008.

“The outcomes of these interim analyses represent continued progress toward the completion of the PROPEL trial and an important milestone in the development of a potential new treatment option for patients with relapsed or refractory peripheral T-cell lymphoma,” said Pablo J. Cagnoni, M.D., Chief Medical Officer of Allos. “We are pleased with the progress of the PROPEL trial and look forward to completing enrollment in the second quarter of 2008.”

PROPEL (Pralatrexate in Patients with Relapsed Or Refractory PEripheral T-cell Lymphoma) is a pivotal Phase 2, international, multi-center, open-label, single-arm study that will seek to enroll a minimum of 100 evaluable patients with relapsed or refractory PTCL who have progressed after at least one prior treatment. Patients receive 30 mg/m2 of PDX once every week for six weeks followed by one week of rest per cycle of treatment.  The primary endpoint of the study is objective response rate (complete and partial response). Secondary endpoints include duration of response, progression-free survival and overall survival. Owen O’Connor, M.D., Ph.D., Director of the Lymphoid Development and Malignancy Program in Columbia University Medical Center’s Herbert Irving Comprehensive Cancer Center and Chief of the Lymphoma Service at

NewYork-Presbyterian Hospital, is the international study chair. In July 2006, the Company reached agreement with the United States Food and Drug Administration (FDA) under its special protocol assessment (SPA) process on the design of this Phase 2 trial.  The SPA process allows for FDA evaluation of a clinical trial protocol intended to form the primary basis of an efficacy claim in support of a New Drug Application (NDA), and provides an agreement that the study design, including trial size, clinical endpoints and/or data analyses are acceptable to the FDA. The FDA granted orphan drug designation to PDX for treatment of T-cell lymphoma in July 2006 and granted fast track designation to PDX for the treatment of patients with T-cell lymphoma in September 2006.  In April 2007, the Commission of the European Communities, with a favorable opinion of the Committee for Orphan Medicinal Products of the European Medicines Agency, or EMEA, granted orphan drug designation to PDX for the treatment of patients with PTCL.

Information regarding this study is available at www.allos.com or the U.S. government’s clinical trials database at http://www.clinicaltrials.gov.

About the Data Monitoring Committee (DMC)

The DMC is comprised of independent medical experts and was established by Allos as part of the Company’s compliance with good clinical practice guidelines. The DMC is responsible for monitoring the on-going safety of patients participating in the PROPEL trial and for conducting formal interim safety assessments of trial results.

About Peripheral T-cell Lymphoma

Peripheral T-cell lymphomas, or PTCLs, are a biologically diverse and uncommon group of blood cancers that account for approximately 10% to 15% of all cases of non-Hodgkin’s lymphoma, or about 7,100 patients annually. The average five year survival rate for PTCL patients is approximately 25%. There are currently no pharmaceutical agents approved for use in the treatment of either first-line or relapsed or refractory PTCL.

About PDX (pralatrexate)

PDX is a novel, small molecule chemotherapeutic agent that inhibits dihydrofolate reductase, or DHFR, a folic acid (folate)-dependent enzyme involved in the building of nucleic acid, or DNA, and other processes. PDX was rationally designed for efficient transport into tumor cells via the reduced folate carrier, or RFC-1, and effective intracellular drug retention. The Company believes these biochemical features, together with preclinical and clinical data in a variety of tumors, suggest that PDX may have a favorable safety and efficacy profile relative to methotrexate and certain other DHFR inhibitors.

About Allos Therapeutics, Inc.

Allos Therapeutics is a biopharmaceutical company focused on the development and commercialization of small molecule therapeutics for the treatment of cancer. The Company’s lead product candidate, PDX (pralatrexate), is a novel antifolate currently under evaluation in a pivotal Phase 2 trial in patients with relapsed or refractory peripheral T-cell lymphoma. The Company is also investigating PDX in patients with non-small cell lung cancer and a range of other lymphoma sub-types.  The Company’s other product candidate is RH1, a targeted chemotherapeutic agent, for which the company expects to initiate a Phase 1 trial in patients with advanced solid tumors in the fourth quarter of 2007. For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements relating to the potential safety and efficacy profile of PDX relative to methotrexate and certain other DHFR inhibitors, the potential safety and efficacy of PDX for the treatment of PTCL or any other type of cancer; the Company’s projected timelines for conducting interim analyses and completing enrollment in the PROPEL trial; and other statements that are other than statements of historical facts.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the Company may experience delays in the conduct or completion of the PROPEL trial, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors; that clinical trials may not demonstrate that PDX is both safe and effective for the treatment of patients with PTCL or any other type of cancer; that data from preclinical studies and clinical trials may not be indicative of future clinical trial results; that the safety and/or efficacy results of the PROPEL trial may not support an application for marketing approval in the United States or any other country; that an application for marketing approval may not be accepted for priority review or at all by the FDA or any other regulatory authority; and that the Company may lack the financial resources and access to capital to fund future clinical trials for PDX or any of its other product candidates.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo is a trademark of Allos Therapeutics, Inc.

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